Results of Special Meeting of Shareholders of Strong Short-Term Municipal Bond Fund

At a Special Meeting of the Shareholders of the Fund held on December 22, 2004, shareholders approved the following proposals:

To approve the reorganization of the Strong Short-Term Municipal Bond Fund into the Wells Fargo Advantage Short-Term Municipal Bond Fund.


             For                  Against               Abstain

        25,776,378.150          2,077,118.089          987,646.059

To approve an interim advisory agreement with Wells Fargo Funds Management, LLC.


            For                  Against                Abstain

        25,681,246.583         2,059,465.894          1,100,429.821

To approve an interim sub-advisory agreement with Wells Capital Management Incorporated.


            For                  Against                Abstain

        25,557,182.120         2,047,877.228         1,236,082.950

Appointment of Messrs. Phillip O. Peterson, William F. Vogt, and Gordon B. Greer as Trustees of the Liquidating Trust, which is referenced in the Agreement and Plan of Reorganization.


                For                 Against                Abstain

          28,841,142.298               -                      -